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                                                                    EXHIBIT 12.1


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)
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                                                                                                                      THREE
                                                                                                                  MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                              MARCH 31
                                              ------------------------------------------------------------     --------------------
                                                1996         1997        1998         1999          2000         2000        2001
                                              --------     -------     --------      --------     --------     -------     --------
Income before income taxes and
  cumulative effects of accounting changes .. $309,153     $ 6,001     $(50,931)     $128,821     $415,586     $65,393     $ 87,522
                                              --------     -------     --------      --------     --------     -------     --------

Fixed charges:
  Interest expense and amortization of
    debt issuance costs ..................... $ 12,851     $31,155     $ 47,577      $ 49,903     $ 54,185     $11,923     $ 13,422
  Interest portion of leases ................    2,467       2,529        2,665         3,104        5,998       1,499        1,059
                                              --------     -------     --------      --------     --------     -------     --------
Total fixed charges(B) ...................... $ 15,318     $33,684     $ 50,242      $ 53,007     $ 60,183     $13,422       14,481
                                              ========     =======     ========      ========     ========     =======     ========
Income before income taxes and
  cumulative effects of accounting
  changes plus fixed charges(A) ............. $324,471     $39,685     $   (689)     $181,828     $475,769     $78,815     $102,003
                                              --------     -------     --------      --------     --------     -------     --------

Ratio of earnings to fixed charges
  (A/B) .....................................   21.18x       1.18x           --         3.43x        7.91x       5.87x        7.04X
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